Contact:	Clint Severson	Lytham Partners, LLC
	Chief Executive Officer	Joe Dorame, Robert Blum and Joe Diaz
	Abaxis, Inc.	602-889-9700
510-675-6500

ABAXIS REPORTS FINANCIAL PERFORMANCE WITH RECORD SALES FOR THE SECOND QUARTER OF FISCAL 2011

Union City, California – October 26, 2010 - ABAXIS, Inc. (NasdaqGS: ABAX), a medical products company manufacturing point-of-care blood analysis systems, today reported financial results for the fiscal quarter ended September 30, 2010.

Record quarterly highlights include:
•	Revenues of $35.3 million, up 17% over last year’s comparable quarter.
•	North America revenues of $29.5 million, up 19% over last year’s comparable quarter.
Other quarterly highlights include:
•	Net income of $3.7 million, up 17% over last year’s comparable quarter.
•	Total medical and veterinary instrument sales of $7.6 million, up 17% over last year’s comparable quarter.
•	Veterinary market sales of $26.6 million, up 23% over last year’s comparable quarter.
•	Medical market sales of $6.9 million, up 8% over last year’s comparable quarter.
•	Total medical and veterinary reagent disc sales of $19.3 million, up 6% over last year’s comparable quarter.
•	Cash, cash equivalents and investments as of September 30, 2010 of $100.6 million, compared to $87.6 million as of September 30, 2009.

Quarterly Results:  For the fiscal quarter ended September 30, 2010, Abaxis reported revenues of $35.3 million, as compared with revenues of $30.3 million for the comparable period last year, an increase of 17 percent.  Revenues from instrument sales, which include chemistry analyzers, hematology instruments, coagulation analyzers and i-STAT analyzers, increased by an aggregate of $1.1 million, or 17 percent, over the same period last year.  Total medical and veterinary instrument sales were 988 units, up 7 percent over the same period last year.  Revenues from consumables, which include reagent discs, hematology reagent kits, coagulation cartridges, i-STAT cartridges and heartworm rapid tests, increased by an aggregate of $4.3 million, or 21 percent, over the same period last year.  The company reported net income of $3.7 million for the fiscal quarter ended September 30, 2010, compared to $3.2 million for the same period last year.  The company’s effective tax rate in both three-month periods was 39 percent.  The company reported diluted net income per share of $0.17 (calculated based on 22,691,000 shares) for the three-month period ended September 30, 2010, compared to $0.14 per share (calculated based on 22,574,000 shares) for the same period last year.

Six-Month Results:  For the six-month period ended September 30, 2010, Abaxis reported revenues of $70.2 million, as compared with revenues of $59.9 million for the comparable period last year, an increase of 17 percent.  Revenues from instrument sales increased by an aggregate of $2.1 million, or 17 percent, over the same period last year.  Total medical and veterinary instrument sales were 2,013 units, up 14 percent over the same period last year.  Revenues from consumables increased by an aggregate of $8.7 million, or 21 percent, over the same period last year.  The company reported net income of $7.3 million, compared to $7.0 million for the same period last year.  The company’s effective tax rate in the six-month period ended September 30, 2010, was 39 percent, compared to 40 percent for the same period last year.  The company reported diluted net income per share of $0.32 (calculated based on 22,736,000 shares) for the six-month period ended September 30, 2010, compared to $0.31 per share (calculated based on 22,492,000 shares) for the same period last year.

Other Reported Information:  Consumables revenues for the second quarter of fiscal 2011 were $25.3 million, up 21 percent over the $21.0 million reported for the same period last year.  Total sales in the medical market for the second quarter of fiscal 2011 were $6.9 million, an increase of 8 percent compared to the same period last year.  Medical sales worldwide, excluding sales to the U.S. government, during the second quarter of fiscal 2011 were $6.0 million, an increase of 7 percent compared to the same period last year.  Total sales in the veterinary market for the second quarter of fiscal 2011 were $26.6 million, an increase of 23 percent compared to the same period last year.  Veterinary reagent disc sales for the second quarter of fiscal 2011 were $14.8 million, an increase of 8 percent compared to the same period last year.  Non-cash compensation expense recognized for share-based awards during the second quarter of fiscal 2011 was $1.1 million, compared to $1.4 million for the same period last year.

Clint Severson, chairman and chief executive officer of Abaxis, commented, “On a year-over-year basis revenues and net income for the quarter were both up 17%, led by a 23% increase in veterinary market revenues and a 38% increase in the number of Piccolo chemistry analyzer units sold in the medical market compared to last year’s second quarter.  We also achieved strong growth in consumables sales of 21% for the quarter.  We are very pleased with the traction that we are gaining across our various markets.  A strong focus on more effective sales and marketing efforts across all of our platforms has driven those gains.”

Mr. Severson continued, “We are also very pleased that our razor/razorblade model continues to deliver outstanding results; 72% of our quarterly revenues are recurring and we believe that there is still headroom to drive this percentage higher in the coming years.  In that regard, we believe that the substantial increase in the number of medical instruments placed in urgent care centers and in the internal medicine markets during the quarter will be solid contributors to our recurring revenue model.  Additionally, we are dedicated to a strong and consistent research and development process to introduce new products that effectively diagnose conditions in both the veterinary and medical markets and that provide an additional cash flow stream to the medical professionals that rely on Abaxis technology.  We also look forward to entering into the rapid testing market by taking full advantage of the lateral flow technology that we licensed.  We believe there are exciting growth opportunities ahead in the coming years.”

Conference Call
Abaxis has scheduled a conference call to discuss its results at 4:15 p.m. Eastern Time on Tuesday, October 26, 2010.  Participants can dial (877) 317-6789 or (412) 317-6789 to access the conference call, or can listen via a live Internet web cast, which is available in the Investor Relations section of the company’s website at http://www.abaxis.com.  A replay of the call is available by visiting http://www.abaxis.com for the next 30 days or by calling (877) 344-7529 or (412) 317-0088, access code 445369, through October 29, 2010.  This press release is also available prior to and after the call via Abaxis’ website or the Securities and Exchange Commission’s website at http://www.sec.gov.

About Abaxis
Abaxis develops, manufactures, markets and sells portable blood analysis systems for use in any veterinary or human patient-care setting to provide clinicians with rapid blood constituent measurements.  The system consists of a compact, 5.1 kilogram (11.2 pounds), portable analyzer and a series of single-use plastic discs, called reagent discs that contain all the chemicals required to perform a panel of up to 13 tests on veterinary patients and 14 tests on human patients.  The system can be operated with minimal training and performs multiple routine tests on whole blood, serum or plasma samples.  The system provides test results in less than 12 minutes with the precision and accuracy equivalent to a clinical laboratory analyzer.

Use of Financial Measures
To supplement the financial statements presented in accordance with United States generally accepted accounting principles (GAAP), Abaxis uses operating income per share, a non-GAAP financial measure.  The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.  For more information on this non-GAAP financial measure, refer to the table captioned “Operating Income Per Share” included at the end of this release.  Abaxis defines operating income per share as operating income divided by the weighted average outstanding shares.  Management uses this measure in comparing Abaxis’ operating results with historical performance and believes it provides meaningful and comparable information to management and investors to assist in their review of Abaxis’ performance relative to prior periods and its competitors.

This press release includes, and our conference call will include, statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”), including but not limited to statements related to Abaxis’ cash position, financial resources and potential for future growth, market acceptance of new or planned product offerings, process improvements and product manufacturing quality and efficiencies in future production of our products.  Abaxis claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act.  These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” “anticipates,” or words of similar import, and do not reflect historical facts.  Specific forward-looking statements contained in this press release or in Abaxis’ conference call may be affected by risks and uncertainties, including, but not limited to, those related to the market acceptance of the company’s products and the continuing development of its products, required United States Food and Drug Administration clearance and other government approvals, risks associated with manufacturing and distributing its products on a commercial scale free of defects, risks related to the introduction of new instruments manufactured by third parties, risks associated with entering the human diagnostic market on a larger scale, risks related to the protection of the company’s intellectual property or claims of infringement of intellectual property asserted by third parties, risks related to condition of the United States economy, risks involved in carrying of inventory and other risks detailed under “Risk Factors” in Abaxis’ Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2010 and Abaxis’ other periodic reports filed from time to time with the United States Securities and Exchange Commission.  Forward-looking statements speak only as of the date the statements were made.  Abaxis does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Financial Tables on Following Pages

ABAXIS, INC.
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues	$35,277	$30,262	$70,230	$59,887
Cost of revenues	15,527	12,411	30,696	24,881
Gross profit	19,750	17,851	39,534	35,006
Operating expenses:
Research and development	3,296	2,594	6,374	5,167
Sales and marketing	8,408	7,582	17,041	13,942
General and administrative	2,652	2,689	4,776	5,187
Total operating expenses	14,356	12,865	28,191	24,296
Income from operations	5,394	4,986	11,343	10,710
Interest and other income (expense), net	757	292	652	806
Income before income tax provision	6,151	5,278	11,995	11,516
Income tax provision	2,402	2,081	4,666	4,563
Net income	$3,749	$3,197	$7,329	$6,953
Net income per share:
Basic net income per share	$0.17	$0.15	$0.33	$0.32
Diluted net income per share	$0.17	$0.14	$0.32	$0.31

Shares used in the calculation of net income per share:
Weighted average common shares outstanding - basic	22,317	22,005	22,264	21,985
Weighted average common shares outstanding - diluted	22,691	22,574	22,736	22,492

ABAXIS, INC.
Condensed Consolidated Balance Sheets
(Unaudited and in thousands)

	September 30,	March 31,
	2010	2010

Current assets:
Cash and cash equivalents	$40,650	$27,857
Short-term investments	31,293	32,343
Receivables, net	24,878	23,714
Inventories	17,950	19,067
Prepaid expenses and other current assets	2,307	1,588
Net deferred tax assets, current	3,297	3,773
Total current assets	120,375	108,342
Long-term investments	28,683	36,319
Property and equipment, net	15,772	15,544
Intangible assets, net	4,313	4,600
Net deferred tax assets, non-current	2,935	2,935
Other assets	103	76
Total assets	$172,181	$167,816

Current liabilities:
Accounts payable	$5,483	$9,404
Accrued payroll and related expenses	5,754	5,615
Accrued taxes	267	400
Other accrued liabilities	1,217	1,256
Deferred revenue	975	1,157
Warranty reserve	798	1,183
Total current liabilities	14,494	19,015

Non-current liabilities:
Deferred rent	328	163
Deferred revenue	1,674	1,359
Warranty reserve	53	160
Total non-current liabilities	2,055	1,682

Shareholders' equity:
Common stock	126,234	125,050
Retained earnings	29,398	22,069
Total shareholders' equity	155,632	147,119
Total liabilities and shareholders' equity	$172,181	$167,816

Operating Income Per Share
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Shares used in the calculation of operating income per share:
Weighted average common shares outstanding - basic	22,317	22,005	22,264	21,985
Weighted average common shares outstanding - diluted	22,691	22,574	22,736	22,492

Operating income per share - basic	$0.24	$0.23	$0.51	$0.49
Operating income per share - diluted	$0.24	$0.22	$0.50	$0.48

Revenues by Geographic Region
(In thousands)
	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
North America	$29,528	$24,774	$57,317	$48,885
International	5,749	5,488	12,913	11,002
Total revenues	$35,277	$30,262	$70,230	$59,887

Revenues by Customer Group
(In thousands)
	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Medical Market	$6,857	$6,345	$13,295	$12,108
Veterinary Market	26,649	21,684	53,467	43,507
Other	1,771	2,233	3,468	4,272
Total revenues	$35,277	$30,262	$70,230	$59,887